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                                                                    EXHIBIT 99.1

[PROVINCE HEALTHCARE LOGO]

                                             NEWS RELEASE
                                             FOR IMMEDIATE RELEASE

                                             CONTACT: MERILYN H. HERBERT
                                             VICE PRESIDENT, INVESTOR RELATIONS
                                             (615) 370-1377


                          PROVINCE HEALTHCARE ACQUIRES
                                 TEXAS HOSPITAL

         Brentwood, TN, February 16, 2000 - Province Healthcare Company (Nasdaq:
PRHC) announced today that it has acquired through a long-term lease agreement the assets and business of the 45-bed City of Ennis Hospital from the city of Ennis, Texas. The long-term lease totals $3.0 million over a 30-year period.

         The hospital was previously operated by Baylor Healthcare System which had closed the facility. The hospital currently provides emergency care, skilled nursing services, lab and radiology services. Province expects to have the hospital operating as a full service acute care facility by April 1, 2000.

         Martin S. Rash, Chairman, President and Chief Executive Officer of Province Healthcare, commented, "We are extremely pleased to be able to help the city of Ennis in bringing back its acute care hospital. This hospital is in a growing area, is the only hospital in the community, and has a service area population of 85,000, a profile we like in acquisitions."

         Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company now owns or leases 15 general acute care hospitals and one specialty hospital in eight states with a total of 1,329 licensed beds. The Company also provides management services to 48 primarily non-urban hospitals in 18 states and Puerto Rico with a total of 3,584 licensed beds.


            CONTACT: MERILYN H. HERBERT, PROVINCE HEALTHCARE COMPANY
                            (PRHC) AT (615) 370-1377